Exhibit 26(h)(3)(c): Amendment No. 1 to the Business Agreement Dated April 30, 2003

AMENDMENT NO. 1 TO THE BUSINESS AGREEMENT DATED April 30, 2003

     This amendment to the Business Agreement (the “Agreement”) dated April 30, 2003, by and among ING USA ANNUITY AND LIFE INSURANCE COMPANY (formerly known as Golden American Life Insurance Company), a life insurance company organized under the laws of the State of Iowa; RELIASTAR LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Minnesota; RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK, a life insurance company organized under the laws of the State of New York; SECURITY LIFE OF DENVER INSURANCE COMPANY (individually and as the survivor and successor in interest following a merger with Southland Life Insurance Company), a life insurance company organized under the laws of the State of Colorado; ING LIFE INSURANCE AND ANNUITY COMPANY (individually and as the survivor and successor in interest following a merger with ING Insurance Company of America), a life insurance company organized under the laws of the State of Connecticut (individually the “Company”; and collectively the “Companies”), each on behalf of itself and certain of its separate accounts as listed in Appendix A, as amended, (each and “Account”); ING AMERICA EQUITIES, INC., a corporation organized under the laws of the State of Colorado; ING FINANCIAL ADVISERS, LLC, a Delaware limited liability company; DIRECTED SERVICES LLC (formerly known as Directed Services, Inc.), a Delaware limited liability company (individually the “Distributor”; and collectively the “Distributors”); AMERICAN FUNDS DISTRIBUTORS (“AFD”), a corporation organized under the laws of the State of California, and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a corporation organized under the laws of the State of Delaware, is entered into as of January 1, 2008.

     WHEREAS, Companies have issued and propose to issue, now and in the future, certain variable annuity contracts and/or variable life insurance policies (the “Contracts”) that offer certain funds (the “Funds” and each, a “Fund”) of the American Funds Insurance Series (the “Series”) as investment options; and

     WHEREAS, AFD has provided and proposes to provide, now and in the future, education and training to employees of Companies with respect to the Funds; and

     WHEREAS, in exchange for such education and training, Companies have agreed to pay AFD a marketing expense allowance to help defray the costs to AFD of providing such services; and

     WHEREAS, the parties hereto wish to amend the Agreement to provide for breakpoints in the marketing expense allowance and to clarify that such allowance applies only to allocation of new purchase payments to the Funds and not to reallocation of Contract value to the Funds.

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions set forth herein and for other good and valuable consideration, each of the parties hereby agrees to amend the Agreement as follows:

1.	Section 5(d) is hereby amended as follows:

	(d)	the marketing expense allowance payable to AFD in consideration for AFD’s marketing assistance, as provided for under this Agreement (including, without limitation, the provisions of Paragraphs 17 and 18 hereof), which shall be equal to the Marketing Expense Rate indicated below, multiplied by the dollar amount of new purchase payments received during the calendar year into the Funds through the Contracts, paid monthly in arrears as follows:

	Marketing Expense	Annual Amount of
	Rate	Purchase Payments

	0.XX%	$X – X.XB

	0.XX.%	>$X.XB - $X.XB

	0.XX%	>$X.XB +

2.	The addresses of the Companies and Distributors Section 46 are hereby amended as follows:

If to the Companies: ING Americas U.S. Legal Services One Orange Way, C1S Windsor, CT 06095 Attention: J. Neil McMurdie, Counsel Facsimile No.: 860-580-4934

With a copy to:

ING Investment Funds 520 Madison Avenue New York, NY 10022

Attention: Bebe Wilkinson, Corporate Relationship Manger

If to the Distributors:
ING Americas
U.S. Legal Services
One Orange Way, C1S
Windsor, CT 06095
Attention: J. Neil McMurdie, Counsel
Facsimile No.: 860-580-4934

With a copy to:
ING American Equities, Inc.
1290 Broadway
Denver, CO 80203
Attention: Director of Compliance

And

Directed Services LLC 1475 Dunwoody Drive West Chester, PA 19380 Attention: Director of Compliance

And

ING Financial Advisers, LLC One Orange Way Windsor, CT 06095 Attention: Director of Compliance

3. Further, the parties hereto agree to add the following paragraph 49 to the Agreement:

49. Anti-Money Laundering. Each of the parties to this Agreement will establish and maintain programs, policies and procedures as required by federal, state or local law to detect and prevent money laundering. Each party shall cooperate with the others to the extent required by law to facilitate implementation of each other’s anti-money laundering (“AML”) program, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure compliance with AML laws and regulations.

4. Appendices A and B to the Agreement are hereby replaced in their entirety with the appendices attached to this Amendment.

5. Except as expressly supplemented, amended or consented to hereby, all of the provisions, representations and conditions of the Agreement remain unamended and will continue in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment No. 1 to the Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

ING USA ANNUITY AND LIFE		ING AMERICA EQUITIES, INC.
INSURANCE COMPANY

By:	/s/ Catherine H. Smith	By:	/s/ Beth Shanker

Title:	Sr. Vice President	Title:	CCO

RELIASTAR LIFE INSURANCE		ING FINANCIAL ADVISERS, LLC,
COMPANY

By:	/s/ Catherine H. Smith	By:	/s/ David A. Kelsey

Title:	Sr. Vice President	Title:	VP/C.O.O.

RELIASTAR LIFE INSURANCE		DIRECTED SERVICES LLC
COMPANY OF NEW YORK

By:	/s/ Brian D. Comer	By:	/s/ Beth Shanker

Title:	Sr. Vice President	Title:	CCO

SECURITY LIFE OF DENVER		AMERICAN FUNDS DISTRIBUTORS
INSURANCE COMPANY

By:	/s/ Catherine H. Smith	By:	David Givner

Title:	Sr. Vice President	Title:	Secretary

ING LIFE INSURANCE AND		CAPITAL RESEARCH AND
ANNUITY COMPANY		MANAGEMENT COMPANY

By:	/s/ Catherine H. Smith	By:	Michael J. Downer

Title:	Sr. Vice President	Title:	Vice President and Secretary

Appendix A

Company	Separate Account

ING USA ANNUITY AND LIFE INSURANCE COMPANY RELIASTAR LIFE INSURANCE COMPANY	· Separate Account B · Separate Account EQ · Select*Life Variable Account · ReliaStar Select Variable Account · Separate Account N

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK SECURITY LIFE OF DENVER INSURANCE COMPANY

· ReliaStar Life Insurance Company of New York Variable Life Separate Account I · Separate Account NY-B

· Security Life Separate Account L1 · Security Life Separate Account S-L1 · Security Life Separate Account SLDM1 · Security Life Separate Account SLDM2 · Security Life Separate Account SLDM3 · Security Life Separate Account SLDM4 · Security Life Separate Account SLDP1

ING LIFE INSURANCE AND ANNUITY COMPANY	· Variable Annuity Account B · Variable Annuity Account C · Variable Annuity Account I

Appendix B

Distributor:	Principal underwriter of:

ING AMERICA EQUITIES, INC. ING FINANCIAL ADVISERS, LLC, DIRECTED SERVICES LLC	· Variable Life Insurance Policies · Variable Annuity Contracts · Variable Annuity Contracts